Exhibit 99.1
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NOVAGOLD Advances Permitting of Donlin Gold and Maintains Strong Financial Position at the End of the Second Quarter 2016

▶	Successfully completed the Donlin Gold public comment period for the draft Environmental Impact Statement (EIS) at the end of the second quarter 2016 with welcomed input from stakeholders in the Yukon-Kuskokwim region
▶	NOVAGOLD maintained a solid financial position with $112 million in cash and term deposits as of May 31, 2016, more than sufficient to cover all project activities and advance the Donlin Gold project through the completion of permitting

June 27, 2016 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) today released its second quarter financial results and updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three and six months ended May 31, 2016 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

Second quarter highlights and NOVAGOLD's achievements include the following:

▶	The U.S. Army Corps of Engineers (the "Corps"), the lead permitting agency, conducted 17 public meetings on the Donlin Gold draft EIS in the Yukon-Kuskokwim (Y-K) region and Anchorage
▶	The Corps has received approximately 500 comment submissions that are being categorized by area of interest to facilitate effective review and response in the final EIS
▶	Donlin Gold continued to advance other major permits and approvals by providing State and Federal agencies with information related to the following permitting actions:
▶	Clean Water Action Section 10 (Rivers and Harbors Act) and 404 (Wetlands) permit
▶	Air quality permit
▶	Integrated waste management permit
▶	Reclamation plan approval
▶	Water discharge permit
▶	Pipeline authorizations
▶	Water use and fish habitat permits
▶	Land and shoreline leases as well as right-of-way approvals
▶	NOVAGOLD continued its active community and stakeholder engagement:
▶	Participated in multiple meetings throughout the Y-K region in response to community interest in the project and technical information on Donlin Gold
▶	Worked with Donlin Gold to encourage participation in the public meetings and the submission of comments on the draft EIS
▶	Sponsored workforce development initiatives such as the 3rd Annual Academic and Trades Decathlon in Aniak and training programs at the Delta Mine Training Center for graduating seniors
▶	Supported the annual Clean Up Green Up community initiative that continues to grow and was a great success
▶	Promoted summer safety through the "Kids Don't Float" and "Alaska Boating Safety" campaigns
▶	Supported various local Tahltan community initiatives through Galore Creek
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President's Message

Donlin Gold Project

The second quarter of 2016 marked the important passing of a major milestone for our company's flagship gold project. As the public comment period for Donlin Gold's draft EIS came to a successful conclusion, progress was achieved in advancing up the value-chain what we believe to be the world's premier development-stage gold asset. By transitioning into the final stage of the EIS process for the Donlin Gold project, we are now well-positioned to further unlock the value of an asset defined by a unique combination of multiple attributes, any one of which commands a premium in today's asset-starved gold industry: an enormous endowment that has the potential to see extraordinary resource expansion; with its high grade gold dissemination, exceptional quality for a large-scale, long-life operation; and a production profile that is second to none as a pure gold producer. All of these factors are enhanced by the jurisdictional safety that comes from strong local support and the project's location in a state that is already the second largest gold producer in the U.S. and wishes to further strengthen its mining industry through the successful development of Donlin Gold.

We are committed to our business plan of unlocking the full value of this project through our long-term and mutually-beneficial relationships with our partners at Barrick Gold Corporation (Barrick), Calista Corporation (Calista), and The Kuskokwim Corporation (TKC). By maintaining a collaborative approach with the permitting and cooperating agencies, as well as continued open and transparent communication with the local stakeholders in the Y-K region, we look forward to continuing the progress we have achieved this year. During the six-month public comment period that closed at the end of the second quarter, the Corps conducted 17 meetings in communities in the Y-K region and Anchorage. The meetings gave the Corps an opportunity to present an overview of the draft EIS, which evaluates potential environmental, social and economic impact of the proposed project together with evaluated alternatives. The meetings also served as an excellent platform for local stakeholders to ask questions and provide comments on the draft EIS. The Corps is reviewing all the comments to assess if additional studies or work would be required to prepare the final EIS, which they currently anticipate to be published in 2017.

An incredible amount of support for Donlin Gold was shown in the comment letters that were submitted to the Corps. Here are a few excerpts:

As you know, exploration and development of Alaska's natural resources plays an important part of our past, present, and also our future. The five large mines currently active in our state provide excellent jobs for Alaskans and stimulate and diversify Alaska's economy. Responsible development of the proposed Donlin Gold project will continue this tradition and enable the Calista Corporation (Calista) and The Kuskokwim Corporation (TKC) to generate employment, business opportunities, and revenues for their shareholders and the shareholders of other Alaska Native corporations throughout the state, as well as for the State of Alaska.
Mr. Bill Walker, Governor, State of Alaska, May 31, 2016

As a mine that focuses on environmental responsibility, meaningful dialogue with communities, job opportunities and economic stimulus for one of the poorest regions in the entire state, Donlin Gold has TKC's full support.
Ms. Maver Carey, President & CEO, The Kuskokwim Corporation, May 25, 2016

The economic benefits of Donlin will not be limited to Southwest Alaska. In fact, Donlin's effects will be felt statewide. Located on Calista land, Donlin will ultimately benefit not only Calista and its shareholders, but all of the other ANCSA regional and village corporations and their shareholders as well, including CIRI, through 7i/7j distributions [provisions under the Alaska Native Claims Settlement Act (ANSCA) stipulating that certain natural resource revenues be distributed among all 12 Regional Corporations].
Cook Inlet Region Inc., Alaska Native Corporation, May 28, 2016

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Donlin will provide far reaching benefits for Alaska Native people throughout the state, precisely the type of self-determination that was envisioned with the passage of ANCSA – Alaska Native Claims Settlement Act (…) We appreciate that Donlin has worked with [Calista and TKC] to ensure the subsistence way of life in the entire project footprint are a primary consideration. We recognize that by providing economic opportunities and jobs for shareholders and residents of the region, subsistence opportunities will be maintained and Alaska Native Cultures will ultimately be preserved.
ANCSA Regional Association Board of Directors, April 22, 2016

As should be expected, for a project that promises to be a game-changer for the region, along with these statements of support came requests to ensure that the project is developed responsibly with respect for Alaska Native culture and the area's subsistence way of life. As we have always been attentive to these matters, none of the concerns were a surprise. Nor were the other areas of particular focus, which included the barge traffic on the Kuskokwim River, the potential impact to subsistence resources and users, ways in which emissions, mitigation and response procedures will work in the unlikely event of a fuel spill or tailings dam failure, and plans for reclamation and environmental monitoring post-closure. Airing of these issues was welcomed, and in fact represents the purpose of a public comment period, and we expect that these comments will be addressed in the final EIS.

While the EIS process comprises a large portion of the activities at Donlin Gold, the team continues to advance other major permit applications and approvals. The Corps provided opportunities for public comment on Donlin Gold's Section 404 (wetland)/10 (rivers and harbors) permit application during the same time as the draft EIS comment period that closed at the end of the second quarter. Donlin Gold continues to work with the Corps to meet their schedule for issuance of the permits following the publication of the final EIS. Additionally, Donlin Gold continues to work with the State of Alaska to issue drafts of the integrated waste management permit, reclamation plan approval and water discharge permit for public comment in 2017, as well as work with the Federal agencies to advance issuance of other required permits, including dam safety approvals, pipeline authorizations, water use permits, the air quality permit, fish habitat permits, as well as land and shoreline lease and right-of-way approvals.

While we are progressing with permitting, NOVAGOLD and its joint-venture partner Barrick are also working on value-enhancing opportunities to optimize project economics and reduce upfront capital. Market conditions for project development have improved markedly since the completion of the feasibility study for Donlin Gold nearly five years ago. This allows the partners greater flexibility in their engagement, which has been conducted in a truly collegial spirit by both companies. The outcome of this effort may include enhanced project design and execution, engagement of third-party operators for certain activities and the possible arrangement of third-party financing of a portion of the capital intensive infrastructure. Donlin Gold is already a very robust project with 39 million ounces of gold in the measured and indicated resource categories with an average grade of 2.2 grams per tonne, representing a much higher grade than the global average for the gold industry. Moreover, in an era of declining production, Donlin Gold is planned to be one of the largest gold producers in the world with anticipated annual gold production of greater than one million ounces per year over a 27-year mine life. The leverage to gold that we enjoy presently is truly immense. Nonetheless, we are confident that these additional studies will enhance the project's value even further.

Galore Creek Project

Draft concept reports for the first phase of the Galore Creek generalized tunneling practice related to the access and material handling tunnel as well as enhancements to the site waste rock and water management plans were completed and are under review. We expect this effort to further improve the value and marketability of the Galore Creek project. Due to challenging copper markets, we intend to maintain the current level of activities at Galore Creek with minimal spending. When the market improves, Galore Creek will warrant the attention that it deserves as an incredibly valuable polymetallic deposit in British Columbia with the potential to be a core asset for any mining company. Our shareholders will benefit from improved copper market conditions as the value realized from disposition of all or part of our 50% interest in Galore Creek will help strengthen our cash position and contribute toward the development of Donlin Gold.

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Stakeholder Engagement

The communities and local stakeholders surrounding our projects in Alaska and British Columbia are very important to the success of NOVAGOLD. In the second quarter, our commitment to local engagement in Alaska was focused on communicating key project details, keeping stakeholders informed as well as to encourage participation in the draft EIS public meetings and submission of comments to the Corps. Donlin Gold also delivered project updates to numerous villages in the Y-K region and initiated outreach regarding potential mitigation projects to be included in Donlin Gold’s Compensatory Mitigation Plan (CMP). The CMP, which describes projects to offset potential project wetland impacts, will be submitted to the Corps for review and approval. Donlin Gold is an annual sponsor of the Clean Up Green Up initiative that took place in more than 50 communities in the Y-K region where waste that had accumulated throughout the winter was removed. Additionally, together with the “Kids Don’t Float” and “Alaska Boating Safety” campaigns, Donlin Gold was successful in conveying the importance of wearing a life jacket when out on the water to the villages located along the Y-K region’s rivers. With respect to workforce development, a number of initiatives took place in the second quarter that demonstrated the opportunities that exist for local stakeholders even before development of Donlin Gold begins. The 3rd Annual Academic and Trades Decathlon in Aniak is a popular educational event that is sponsored by Donlin Gold. A total of 140 students from three school districts participated in the event and career fair. Additionally, ten graduating seniors from the Y-K region attended a two-week heavy equipment operator training program at Delta Mine Training Center which was operated by the University of Alaska’s Mine and Petroleum Training Service (MAPTS) in May. This is a career pathway partnership among Calista and its subsidiary companies, Donlin Gold, EXCEL Alaska and MAPTS. All ten graduates are working for Calista subsidiary companies following completion of the training program. Our involvement and support of social, educational and environmental initiatives in the villages and broader communities in the region are an integral part of how NOVAGOLD does business.

NOVAGOLD has been in the enviable position of enjoying an exceptionally strong balance sheet at a time when market conditions have been challenging and many in the mining industry have had to revise their business strategy, near-term focus and outlook. Since our last equity financing in 2012, we have been careful stewards of the capital entrusted to us by our shareholders which has allowed us to stay the course and continue to deliver on our stated objective of developing one of the industry's most important gold assets. With $112 million in cash and term deposits at the end of the second quarter, we have sufficient capital to advance Donlin Gold through permitting.

To conclude, I feel extremely privileged to enjoy the strong and collaborative working relationships that have been fostered with our stakeholders. Specifically, I would like to acknowledge our partners at Barrick and Teck, my colleagues at NOVAGOLD, as well as the governments, Native Corporations and First Nations in the jurisdictions in which we operate – thank you for all of your hard work and support. As always, we are tremendously appreciative of our shareholders for their unwavering faith in our Company, as well as the invaluable leadership and guidance provided by our Board of Directors. Our Board's commitment to our long-term, shareholder friendly vision is fundamental to our success.

Gregory A. Lang
 President & CEO

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Financial Results
in thousands of U.S. dollars, except for per share amounts
	Three months ended May 31, 2016 $	Three months ended May 31, 2015 $	Six months ended May 31, 2016 $	Six months ended May 31, 2015 $
General and administrative expense (1)	4,561	3,150	11,885	11,652
Share of losses – Donlin Gold	2,502	3,654	4,505	6,150
Share of losses – Galore Creek	320	285	514	411
Studies and evaluation	-	148	-	301
Depreciation	8	9	17	18
Total operating expenses	7,391	7,246	16,921	18,532

Loss from operations	(7,391)	(7,246)	(16,921)	(18,532)
Other income (expense)	(1,730)	(1,944)	(2,115)	53

Loss for the period	(9,138)	(9,184)	(19,115)	(18,483)
Loss per share, basic and diluted	(0.03)	(0.03)	(0.06)	(0.06)

			At	At
			May 31, 2016 $	Nov 30, 2015 $
Cash and term deposits			111,743	126,731
Total assets			424,135	433,584
Total liabilities			105,377	104,288
(1) Includes share-based compensation expense of $1,869 and $728 in the second quarter of 2016 and 2015, respectively, and $6,577 and $6,057 in the first six months of 2016 and 2015, respectively.

Loss from operations in the second quarter increased from $7.2 million in 2015 to $7.4 million in 2016 and decreased for the first six months from $18.5 million in 2015 to $16.9 million in 2016. General administrative expenses were lower in the second quarter of 2015 due to a non-cash out-of-period adjustment of $1.0 million in respect of an overstatement of stock option expense in the first quarter of 2015. The year-to-date decrease in loss from operations is primarily due to a reduction of $1.6 million in our share of losses at the Donlin Gold project as 2016 activities continued to focus on the draft EIS and permitting.

Net loss decreased from $9.2 million ($0.03 per share) in the second quarter of 2015 to $9.1 million ($0.03 per share) in the second quarter of 2016, primarily due to lower interest expense in 2016 due to the repayment of the convertible notes in May 2015 and a $0.4 million write-down of the Company's investments in junior mining companies in 2015, offset by foreign exchange losses due to the strengthening of the Canadian dollar.

For the first six months, net loss increased from $18.5 million ($0.06 per share) in 2015 to $19.1 million ($0.06 per share) in 2016, primarily due to foreign exchange losses in 2016 compared to gains in 2015, partially offset by the reduction in loss from operations, lower interest expense and a $0.4 million write-down of investments in junior mining companies in 2015. The U.S. dollar significantly strengthened in relation to the Canadian dollar during the first six months of 2015 and foreign exchange gains were realized by the Canadian parent company on its cash denominated in U.S. dollars.

Liquidity and Capital Resources

Cash and term deposits decreased by $5.2 million and $15.0 million in the second quarter and first six months of 2016, respectively. The decrease in cash was primarily related to operating activities for administrative costs and working capital, withholding taxes on vested performance share units, as well as $3.1 million and $5.2 million, in the second quarter and first six months of 2016, respectively, to fund our share of the Donlin Gold and Galore Creek projects. The term deposits are denominated in U.S. dollars and held at two Canadian chartered banks.

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2016 Outlook

In 2016, we continue to expect to spend approximately $25 million, including $9 million to fund our share of expenditures at the Donlin Gold project, $1 million at the Galore Creek project, $1 million for our share of joint Donlin Gold studies with Barrick, $12 million for general and administrative costs and $2 million for working capital and other corporate purposes.

NOVAGOLD continues to focus on five primary goals for the year: first, to advance the Donlin Gold project toward a construction decision; second, uphold strong relationships with all stakeholders; third, advance Galore Creek project mine planning and design; fourth, evaluate opportunities to monetize the value of Galore Creek; and fifth, maintain a healthy balance sheet.

Conference Call & Webcast Details

NOVAGOLD's conference call and webcast to discuss the second quarter results will take place June 28, 2016 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events
North American callers:	1-866-426-5215
International callers:	1-704-908-0398
Conference ID:	27570814

The webcast will be archived on NOVAGOLD's website for one year.  For a transcript of the call please email info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska, one of the safest jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold should average more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, community outreach and workforce development in preparation for the construction and operation of this top tier asset. The Donlin Gold project commenced permitting in 2012, a clearly defined process expected to take approximately five years.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one jurisdiction. NOVAGOLD is currently evaluating opportunities to sell all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the "Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study" compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012  (the "Second Updated Feasibility Study").  Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent "qualified persons" as defined by NI 43-101.

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Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a "qualified person" under NI 43-101, has approved the scientific and technical information related to the Donlin Gold and Galore Creek projects contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
 Vice President, Corporate Communications

Erin O'Toole
 Senior Stakeholder Relations Specialist

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD's future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD's interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding the 2016 outlook; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD's expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD's Annual Report filed on Form 10-K for the year-ended November 30, 2015 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended ("CIM Definition Standards"). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of "measured" or "indicated resources" will ever be converted into "reserves". Investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the "inferred resources" will ever be upgraded to "indicated resource", "measured resource", or "mineral reserve" status. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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